Exhibit 99.1

Contact:
Dave Curley
410.616.8951

World Series of Golf® to Expand Live and Televised Event Portfolio
     Compass Entertainment Agreement Will Create Slate of Regional Qualifying
Tournaments to Build Market Recognition and Drive National Event Participation

LAS VEGAS (Nov. 5, 2009) – World Series of Golf, Inc. (OTCBB: WSGF) today announced it has entered into a multi-year agreement with Compass Entertainment, LLC (www.compassentertainment.com) to produce a series of live events and television programs designed to increase participation in the World Series of Golf’s annual Las Vegas-based championship tournament and increase the company’s brand penetration in critical markets nationwide.

Under the terms of the agreement, Compass will organize, promote and produce an undisclosed number of live amateur golf tournaments that will serve as “satellite” or qualifying events for the annual World Series of Golf’s annual amateur-only championship (www.worldseriesofgolf.com). Las Vegas-based Compass also will produce and distribute the television and online content generated from the regional events as well as the championship tournament.

“This agreement will introduce the World Series of Golf playing experience to thousands of men and women seeking a uniquely exciting entertainment option,” said World Series of Golf Chief Executive Officer Joe Martinez. “Simultaneously, we expect it to increase our television and online footprint, establishing new revenue streams in the form of scalable advertising, licensing and sponsorship opportunities.”

World Series of Golf events are open to all amateur golfers age 21 and older. The proprietary method of play (www.worldseriesofgolf.com/overview.aspx) incorporates a $10,000 entry fee at the championship level. The regional satellites will feature a lower entry fee, with event winners receiving prizes that include a playing position in the annual Las Vegas championship tournament. A preliminary schedule of regional events will be released in upcoming weeks.

World Series of Golf players ante at each tee box; after teeing off in a pre-determined order, they have the option to call or raise the bets of competitors in their pairing or fold the hole. Players who fold lose any bets they have committed to the pot and rejoin play on the next hole. Players who remain in the action continue to bet prior to each subsequent shot, building the pot as they move from the tee to the green. The player who wins the hole – either by stroke count or by forcing his or her competitors to fold – wins the pot.

Players are eliminated when their purse – equivalent to their entry fee – is exhausted or so depleted they cannot pay the ante on the next tee. The number of rounds and pairings in each qualifying tournament will be determined by the number of event participants.

“We’re pleased to help bring the World Series of Golf to new markets around the country through this new satellite program,” said Compass Entertainment Chief Executive Officer Greg McDonald. “The one-of-a-kind format is sure to hold enormous appeal for golfing enthusiasts coast to coast.”

Compass, a diversified entertainment production and packaging concern also produces unrelated events and television programs for Donald Trump’s United States Poker Championship, culminating with the USPC finals at the Trump Taj Mahal in Atlantic City, New Jersey scheduled for Nov. 20, 2009. Its related concern Rounder Enterprises, Inc. publishes Rounder Life Magazine, found on-line (www.rounderlife.com), in casino poker rooms and book stores around the United States. Rounder and Compass are headed by longtime entertainment industry executive McDonald, whose past affiliations include a long-term association with Elvis Presley and Colonel Tom Parker. McDonald also managed singer Rick Nelson during a lengthy career producing live concerts, television programs and motion pictures, including the poker-themed “Deal” starring Burt Reynolds, for which McDonald served as an executive producer.

ABOUT WORLD SERIES OF GOLF

Based in Las Vegas, the World Series of Golf is a sports and entertainment company whose activities include land-based and online, skill-based golf events featuring a patent-pending method of play. The World Series of Golf, combining the skill of golf and wagering format of No-Limit Texas Hold’em poker, was played at exclusive golf resorts in Las Vegas, NV in 2007, 2008 and 2009. The third annual World Series of Golf was played May 11-14, 2009 at the Las Vegas Paiute Golf Resort in Las Vegas. The company plans to achieve its expansion goals through strategic partnerships, sponsorships, and the management’s extensive experience and contacts in the field of sports marketing. For additional information or to register for an event, visit the company’s website at www.worldseriesofgolf.com.

FORWARD LOOKING STATEMENTS

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (1) the availability of additional funds to enable us to successfully pursue our business plan; (2) the uncertainties related to the appeal and acceptance of our proprietary method of play and our planned on-line products; (3) the success or failure of our development of additional products and services; (4) our ability to maintain, attract and integrate management personnel; (5) our ability to secure suitable broadcast and sponsorship agreements; (6) our ability to effectively market and sell our services to current and new customers; (7) changes in the rules and regulations governing our business; (8) the intensity of competition; and (9) general economic conditions. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in World Series of Golf’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. World Series of Golf assumes no obligation to update and supplement forward-looking statements because of subsequent events.

###